SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 23, 2006

Commission file number 0-19292

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts 03-0300793

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on September 21, 2006, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., served as initial purchaser and placement agent for a private offering and sale of $139.2 million of Bluegreen Corporation vacation ownership receivable-backed securities (the "2006 Term Securitization"). In addition, the 2006 Term Securitization allowed for us to sell an additional $39.3 million in aggregate principal of our qualifying vacation ownership receivables (the "Pre-funded Receivables") to Bluegreen Receivables Finance Corporation XII, our wholly-owned, special purpose finance subsidiary ("BRFC XII") through December 22, 2006. BRFC XII would then sell the Pre-funded receivables to BXG Receivables Note Trust 2006-B, an owners trust (a qualified special purpose entity), without recourse to us or BRFC XII, except for breaches of certain representations and warranties at the time of sale. The expected proceeds of $35.7 million (at an advance rate of 91%) as payment for the Pre-funded Receivables were originally deposited into an escrow account by the indenture trustee of the 2006 Term Securitization.

On October 23, 2006 we sold $27.7 million in Pre-funded Receivables to BRFC XII and the $25.2 million purchase price was disbursed to us from the escrow account. The proceeds will be used by us for general operating purposes.

As a result of this sale, we have $10.5 million in proceeds remaining in the escrow account related to the Pre-funded Receivables.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2006 By: /S/ ANTHONY M. PULEO

Anthony M. Puleo

Senior Vice President,

Chief Financial Officer and Treasurer